Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Origin Materials, Inc. on Amendment No. 1 to Form S-1, of our report dated March 4, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is April 30, 2021, with respect to our audit of the financial statements of Origin Materials, Inc. (formerly Artius Acquisition Inc.) as of December 31, 2020 and for the period from January 24, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus. We were dismissed as auditors on June 25, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

July 28, 2021